EXHIBIT 99.1
MEMORANDUM

To:	Directors and Executive Officers of Analog Devices, Inc.

From:	Margaret K. Seif, Vice President and General Counsel

Date:	December 19, 2011

Subject:	Notice of Trading Blackout Period
Analog Devices, Inc. is making a change to the Analog Devices, Inc. Investment Partnership Plan (the “TIP Plan”) to convert the Analog Devices Stock Fund (the “Stock Fund”) from a unitized fund to a real-time traded fund. This change will enable Stock Fund participants to buy and sell ADI shares in real time, which is the manner in which most corporate stock funds at other companies are now organized.
Fidelity will need at least two days to complete this conversion, and so we will be imposing a blackout period prohibiting transactions in the Stock Fund during the conversion period. The blackout period will begin at 4:00 p.m. ET on Monday, January 23, 2012, and is expected to end by Thursday, January 26, 2012 (note that there is a small possibility that Fidelity may require an extra day or two to complete the conversion). During the blackout period, those TIP Plan participants and beneficiaries with an investment in the Stock Fund will be unable to direct or diversify investments in their individual accounts, obtain a loan, make a withdrawal, or take other distributions involving TIP Plan assets invested in the Stock Fund.
Because of the trading blackout imposed on Stock Fund participants, Section 306(a) of the Sarbanes-Oxley Act of 2002 and Regulation BTR under the Securities Exchange Act of 1934, as amended, requires us to impose a trading blackout on all ADI Directors and Executive Officers during this conversion period (the “BTR Blackout Period”), regardless of whether those individuals are invested in the Stock Fund. However, because the BTR Blackout Period will take place during the Company’s quarter-end blackout (which commences on January 14, 2012 and ends on February 27, 2012), as a practical matter the BTR Blackout Period will not result in any additional restrictions on Directors and Executive Officers beyond those already in effect due to the quarter-end blackout.

During the BTR Blackout Period, you may not, directly or indirectly, purchase, sell or otherwise acquire or transfer any shares of ADI common stock (including any stock options or other derivative securities) (“Company Securities”), subject to certain narrow exceptions set forth below. This trading restriction includes any indirect trading where you have a pecuniary interest in the transaction. Accordingly, acquisitions and dispositions by family members, partnerships, corporations, or trusts where you have a pecuniary interest are prohibited during the BTR Blackout Period.
There are limited exceptions to the BTR Blackout Period for certain transactions in Company Securities. Subject to compliance with our normal quarter-end blackout policies, during the BTR Blackout Period, you may:
•	give Company Securities as a gift, though the transaction will be scrutinized to ensure that the gift is bona fide; and

•	engage in transactions pursuant to a Rule 10b5-1 plan that was not entered into at a time when you knew about the upcoming BTR Blackout Period.
As these exceptions are narrow, and because of the overlay of the Company’s quarter-end blackout period, please discuss any proposed transactions with a member of ADI’s Legal Department before you or your family members take any action concerning Company Securities during the BTR Blackout Period.
If you have any questions about the BTR Blackout Period or the information contained in this memo, please contact Kevin Lanouette, ADI’s Assistant General Counsel at 781-461-3455.